Exhibit 5.1

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

 Phone: (303) 494-3000

Facsimile:  (303) 494-6309

July 5, 2007

China Expert Network Company Limited.

Room 2611-13, Great eagle Centre

23 Harbour Road

Wanchai, Hong Kong

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We refer to the registration statement on Form S-8 under the Securities Act of 1933, as amended, being filed by China Expert Technology, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission, relating to a total of 618,040 shares of common stock (the "Shares") granted to Fujian Internet Consultants Limited (the “Consultant”) pursuant to a Consultant Contract dated June 14, 2007 (the “Guigang Contract”), a Consultant Contract for Product Promotion dated June 17, 2007 (the “Zhangping Contract”) and a Consultant Contract for Product Promotion dated June 17, 2007 (the “Longyan Contract”), all of which are by and among the Consultant and Expert Network (Shenzhen) Company Limited.

         We have examined the Guigang Contract, the Zhangping Contract and the Longyan Contract, as well as originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. Where factual matters relevant to such examination were not independently established, we have relied upon representations of executive officers and other authorized representatives of the Company.

         Based upon such examination and relying upon statements of fact contained in the documents which we have examined, it is our opinion that the Shares, when issued in the manner provided for in the Guigang Contract, the Zhangping Contract and the Longyan Contract, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 Registration Statement.

Very truly yours,

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.